Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated July 21, 2015, by and between Lumber Liquidators Services, LLC (“LL”) and William K. Schlegel (“Employee”), states as follows:

RECITALS:

WHEREAS, Employee has been employed by the Company;

WHEREAS, Employee’s employment with the Company has concluded; and

WHEREAS, Employee and Company desire to settle any and all matters arising out of Employee’s employment with the Company, and the cessation of Employee’s employment with the Company, in a mutually satisfactory and confidential manner;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in the herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT:

1.          Termination of Employment. Employee acknowledges that his employment by LL and/or its affiliated entity(ies) (collectively, the “Company”) ended on June 19, 2015 (the “Separation Date”).

2.          Separation Pay. In consideration of Employee’s acceptance of this Agreement, and expressly subject to Employee's ongoing compliance with the Agreement, including but not limited to Sections 4, 6, 8-10 and 13 herein, the Company shall:

i.            pay to Employee fifty-two (52) weeks of pay (the “Separation Pay”) at Employee’s regular base rate of pay of $7,447.77 per week. The Separation Pay shall be paid in fifty-two (52) equal weekly installments pursuant to the Company’s normal payroll procedures. The first of the Separation Pay installments shall be made on the first regular pay period following the Effective Date of this Agreement;

ii.           if Employee is enrolled the Company’s health, dental and vision insurance plans as of the Separation Date and elects to continue health, dental and vision insurance through COBRA continuation coverage, pay on behalf of Employee, for a period of up to fifty-two (52) weeks, the employer portion of the premium provided, however, that Employee shall be responsible for and pay Employee’s share of such premiums;

iii.         pay to Employee a lump sum payment on or before the first regular pay period following the Effective Date of this Agreement in an amount equal to the sum to which Employee is entitled for unused paid time off, if any, that Employee accrued in 2015 pursuant to the Company’s policies prior to the Separation Date; and

iv.         Employee agrees that, in the event that (a) Employee is convicted of, or pleads “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or any crime of moral turpitude, in each case connected with, or in any way related to, his employment with the Company, (b) LL’s Board of Directors determines in good faith that Employee has engaged in willful dishonesty, fraud or gross negligence with respect to the business or affairs of the Company or Employee is otherwise found ineligible for indemnification pursuant to Article IX of LL’s Bylaws , (c) the Company issues a restatement because of Employee’s material noncompliance, due to misconduct, with financial reporting requirements under federal securities laws, or (d) Employee breaches this Agreement, expressly including but not limited to Sections 4, 6, 8-10 and 13 herein; then, in each such instance, in addition to compensation for any damages incurred by the Company, and/or any injunctive relief provided for herein or otherwise, Employee shall be liable for the repayment of all amounts paid to Employee pursuant to this Section 2, and he agrees to repay all such amounts in full. Employee shall have no duty to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment and no amounts received from such other employment shall offset the amounts due hereunder.

v.           Employee agrees that the Company will deduct from the payments under this Section 2 all withholding taxes and other payroll deductions that the Company is required by law to make from wage payments to employees.

3.           Consideration/Complete Payment. Employee hereby agrees and acknowledges that the benefits set forth in Section 2 of this Agreement are more than Company is required to do under its normal policies and procedures and that they are in addition to anything of value to which Employee already is entitled. Employee further agrees that the payments and performances described in this Agreement are all that Employee shall be entitled to receive from the Company except for vested qualified retirement benefits, if any, to which Employee may be entitled under the Company's ERISA plans. The equity granted to Employee by the Company, if any, pursuant to the Lumber Liquidators Holdings, Inc. Equity Compensation Plan (or its predecessor plan) shall vest, if at all, and otherwise continue to be governed according to the terms of that plan and the applicable grant agreements, if any, until the Separation Date; provided, however, that Employee acknowledges that the Separation Date was his final date of employment, and that any non-qualified stock options or shares of common stock, if any, whether provided for under the Lumber Liquidators Holdings, Inc. Equity Compensation Plan or otherwise, which did not vest as of the Separation Date are forever forfeited. Except as expressly provided herein or required by law, the Company shall not be required to make any payments of any kind to Employee upon termination or expiration the Agreement. Employee further agrees and acknowledges that he shall have no right or claim to any bonus payment from the Company including, but not limited to, any bonus under the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Executive Management. Notwithstanding the termination, expiration or nonrenewal of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them after such termination, expiration or nonrenewal, expressly including Sections 4, 6, 8-10 and 13.

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4.          Return of Company Property. Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, third party equipment that Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in Section 8, except that

Employee may retain personal papers relating to his employment, compensation and benefits.

5.          Complete Release. Employee hereby knowingly and voluntarily releases and forever discharges the Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to, any claims or demands based upon or relating to Employee’s employment with the Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation. This also includes, but is not limited to, a release by Employee of any claims for wrongful discharge, breach of contract, or any other statutory, common law, tort, contract, or negligence claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those claims Employee may not know about. Employee further acknowledges that Employee has received compensation for all hours worked in accordance with applicable state and federal laws.

This release does not include, however, (i) a release of Employee’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans; (ii) Employee’s right, if any, to benefits under the Company’s health, dental and vision insurance plans that arose or vested on or before the Separation Date; (iii) the right, if any, to continuation in the Company’s medical plans as provided by COBRA; (iv) Employee’s eligibility, if any, for indemnification and/or advancement of expenses in accordance with any applicable Company Bylaws; (v) Employee’s rights, if any, to coverage under directors’ and officers’ liability insurance policy or policies of the Company and its subsidiaries and affiliates; (vi) Employee’s rights, if any, under the Equity Documents consistent with Section 3 herein; (vii) Employee’s rights, if any, as a stockholder of the Company consistent with Section 3 herein or (viii) Employee’s rights under this Agreement. Nothing in this Section 5, nor any other provision of this Agreement, waives or affects Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to, or participate as a witness in, an investigation undertaken or a proceeding initiated by the EEOC. However, Employee waives Employee’s right to monetary or other recovery, including attorney’s fees, should Employee or any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of Employee’s employment or the conclusion of his employment with the Company.

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Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

6.          No Future Lawsuits. To the fullest extent allowed by law, Employee promises never to file a lawsuit asserting any claims that are released in Section 5. In the event Employee breaches this Section 6, Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Notwithstanding the foregoing, this Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which may arise after the date that Employee signs this Agreement. Further notwithstanding the foregoing, the parties acknowledge and agree that this Agreement and this Section 6 shall not be construed to prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law.

7.          Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of Company.

8.          Confidentiality. Employee shall not disclose or use at any time for a period of five (5) years after the Separation Date, or as otherwise protected by applicable law including the Virginia Uniform Trade Secrets Act, whichever is longer, any Confidential Information (as defined below) of which Employee is aware, whether or not such information was developed by him, except to the extent that such disclosure or use is directly related to and required by this Agreement or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. Employee shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee acknowledges and agrees that all Confidential Information, which Employee had access to, received or generated in the course of providing, directly or indirectly, services to the Company, is the sole property of the Company. Employee shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof, including electronic and tangible copies) containing Confidential Information (as defined below) of the Company which Employee possesses or has under his control. Notwithstanding anything herein to the contrary, Employee may retain personal papers relating to his employment, compensation and benefits.

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As used in this Agreement, the term “Confidential Information” means any data or information related to the Company’s business operations and is not generally known by the public, and that was made known to Employee or acquired by Employee in the course of his employment with the Company or directly or indirectly providing services to the Company, including business and trade secrets and the following: (i) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Company, together with any proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; (ii) the business plans and financial statements, reports and projections of the Company; (iii) research or development projects or results; (iv) identities and addresses of consultants, customers or clients and prospective clients, or any other Confidential Information relating to or dealing with the business operations or activities of the Company; (v) trade secrets and other intellectual property of the Company; and (vi) existing or contemplated software, products, databases, services, technology, designs, processes and research or product developments of the Company. Notwithstanding the foregoing or any other provision herein, Confidential Information shall not include any information that (A) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Employee, (B) becomes known to Employee through disclosure by independent third-party sources having a legal right to disclose such information, or (C) is independently developed by Employee without reference to Confidential Information.

Nothing in this Section 8, or in Section 13, or in any other provision of this Agreement, prohibits Employee or the Company from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he has made such reports or disclosures.

9.          Restrictive Covenants.

A.         Definitions.

i.	“Business” means the sale and provision of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring and related products and services.

ii.	“Competing Business” means Home Depot, Lowe’s, Floor & Décor, The Tile Shop, Menards and/or any Person that earns more than 50% of its gross revenues from, individually or in combination, the sale or installation of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring or related flooring products and services.

iii.	“Competing Position” means a position held by Employee with a Competing Business that involves duties within the Restricted Territory that are the same as or substantially similar to the duties Employee performed for the Company within the twelve (12) months prior to the Separation Date.

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iv.	“Customer” means any Person to whom or which Employee has provided, or is providing, any products or services related to the Business during the twelve (12)-month period preceding the Separation Date.

v.	“Material Contact” means: (a) for purposes of the Customer non-solicitation provision below, contact between Employee and any Customer within twelve (12) months prior to the Separation Date; provided, however, that: (i) Employee communicated directly with such Customer on behalf of the Company during that twelve (12) month period; or (ii) Employee obtained confidential information about such Customer in the ordinary course of business as a result of Employee’s association with the Company; and (b) for purposes of the employee, Contractor and Vendor non-recruit and non-solicitation provisions below, contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the Business, within the twelve (12) month period preceding the Separation Date.

vi.	“Person” means a governmental body or any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

vii.	“Restricted Period” means the twelve (12) months following the Separation Date. Nothing herein is intended to relieve Employee of Employee’s fiduciary duties under applicable law.

viii.	“Restricted Territory” means the continental United States and Ontario, Canada.

ix.	“Vendor” or “Contractor” means any Person who or which has provided products or services to the Company in exchange for compensation of over $10,000 within twelve (12) months prior to the Separation Date.

B.           Non-Competition. Employee acknowledges that, in the course of his employment with the Company, he has become familiar with the Company’s trade secrets and other Confidential Information and that his services have been of special, unique and extraordinary value to the Company. Therefore, Employee agrees that he shall not, during the Restricted Period, directly or indirectly work in a Competing Position or supervise, manage or control a Competing Business, where Employee’s primary duty is to provide the same or substantially similar products or services as the Company within the Restricted Territory. For the avoidance of doubt, nothing herein shall prohibit Employee from being a passive owner of not more than three percent (3%) of the outstanding stock of any Competing Business which is publicly traded, so long as Employee has no active participation in the business of such company.

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C.           Non-Piracy of Employees. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any employee of the Company with whom Employee had Material Contact to terminate or lessen such employment with the Company for the purpose of performing services or selling products for a Competing Business; or (ii) hire or cause to be hired by a Competing Business any person who was employed by the Company within the twelve (12) month period preceding the Separation Date.

D.           Non-Solicitation of Customers. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any Customer with whom Employee had Material Contact for the purpose of selling to the Customer any products or services for a Competing Business; or (ii) sell or offer to sell products or services on behalf of a Competing Business to any Customer of the Company with whom Employee had Material Contact.

E.           Non-Interference With Contracts. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person, induce or attempt to induce any Contractor to or Vendor of the Company with whom Employee had Material Contact to terminate, diminish or lessen their relationship with the Company.

F.           Employee understands that the foregoing restrictions will not limit his ability to earn a livelihood and that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions (given his education, skills and ability). Employee further understands that (i) the Company would not have consummated this Agreement but for the covenants contained in this Section 9 and (ii) the provisions of Sections 8 and 9 are reasonable and necessary to preserve the business of the Company.

G.           Employee shall inform any prospective employer that engages in any business similar to the Business of any and all restrictions contained in this Section 9 of the Agreement during any period when such restrictions remain effective and provide such employer with a copy of such restrictions prior to the commencement of that employment.

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10.         Cooperation. Employee agrees that for a period of seven (7) years following the Separation Date (the “Cooperation Period”), Employee shall have a continuing duty to fully and promptly cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to Employee’s actions or responsibilities as an employee of the Company, or to the period during Employee’s employment with the Company.  Such cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings.  Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall not require Employee to attend or participate in meetings or consultations, pursuant to this Section 10, in excess of a total of two-thousand (2000) hours over the course of the Cooperation Period; provided, however, that this Paragraph notwithstanding, Employee may be required by subpoena or other legal process to testify or otherwise participate in litigation or other proceedings involving the Company to the fullest extent permitted by law, and such testimony or participation shall not count towards or against that two-thousand hour total. The Company shall use its reasonable efforts to coordinate with Employee the time and place at which Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business or professional commitments that Employee may have. The coordination and communication from the Company to Employee regarding Employee’s cooperation shall come through the Company’s General Corporate Counsel. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance. As part of the consideration provided to Employee under this Agreement, Employee shall provide cooperation to the Company at no additional cost to the Company.  At no time subsequent to the Separation Date shall Employee be deemed to be a contractor or employee of the Company.

11.         Enforcement. Employee agrees that the Company has a legitimate business interest to protect justifying the covenants set forth in Sections 8, 9 and 10. Such legitimate business interests include: (i) trade secrets, (ii) valuable Confidential Information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing Customers, (iv) Customer goodwill, and (v) preservation of the brands with which Employee has operated. For purposes of the Company obtaining specific performance and/or injunctive relief, Employee acknowledges that irreparable injuries shall be presumed in the event that Employee violates his covenants herein contained. Because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 8, 9 or 10 of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions in Sections 8, 9 or 10 hereof. In addition to the foregoing, if any action should have to be brought by the Company against Employee to enforce the provisions of this Agreement, Employee recognizes, acknowledges and agrees that the Company may be entitled (without limitation) to (a) preliminary and permanent injunctive relief restraining Employee from unauthorized disclosure or use of any trade secret or Confidential Information, in whole or in part, or otherwise violating any of the restrictive covenants set forth herein, and (b) actual damages. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of this Agreement, which may otherwise be available. In the event of an alleged breach or violation by Employee of Sections 8, 9 or 10 of this Agreement, the parties agree that the court, in its discretion, may toll the Restricted Period during the period of the breach.

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12.         Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company.

13.         Statements Regarding Company and/or Employment.

A.          For a period of seven (7) years following the Separation Date, Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of Company or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of Company has acted improperly or unlawfully with respect to Employee or any other person regarding employment.

B.          For a period of seven (7) years following the Separation Date, the Company agrees not to issue, approve or authorize any oral or written public statement by its directors and/or officers that reasonably may be expected to have the effect of criticizing or disparaging Employee.

C.          Notwithstanding the foregoing provisions of this Section 13, the Parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit Employee, Company or Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.

14.         Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of twenty one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21-day period as Employee wishes prior to signing.

15.         Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to Sandra Whitehouse, Senior Vice President, Human Resources, 3000 John Deere Road, Toano, Virginia 23168. For this revocation to be effective, written notice must be received by Ms. Whitehouse no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

16.         Encouragement to Consult with Attorney. Employee is encouraged to consult with an attorney before signing this Agreement.

17.         Execution of Documents. Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

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18.         Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

19.         Acknowledgment. Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

20.         Entire Agreement. This Agreement contains the entire understanding of the parties concerning the separation benefits being provided to Employee herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

21.         Successorship. It is the intention of the parties that the provisions hereof are binding upon, and inure to the benefit of, the parties, their employees, affiliates, agents, heirs, estates, successors and assigns forever.

22.         Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

23.         Arbitration of Disputes. Except as to a request for an injunction or similar equitable relief as provided in Section 11, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Arbitration of Employment Disputes then in effect (“AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules. The place of arbitration shall be the City of Richmond, Virginia. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have freely and voluntarily executed this Agreement in a manner so as to be binding on the dates stated below.

EMPLOYEE

July 24, 2015	/s/ William K. Schlegel
Date	William K. Schlegel

LUMBER LIQUIDATORS SERVICES, LLC

July 21, 2015	By:	/s/ E. Livingston B. Haskell
Date
	Its:	General Corporate Counsel

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